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                                                                     EXHIBIT 12

                             Benchmark Electronics, Inc.

                         Ratio of Earnings to Fixed Charges
                                (Dollars in thousands)

                                                 2001       2000     1999     1998     1997
                                               --------    ------   ------   ------    -----
Earnings:

Income (loss) before income taxes and
  extraordinary item                           $(58,293)   28,430   20,276   26,890    23,952
Fixed charges                                    20,667    28,304   11,637    5,346     2,984
                                               --------    ------   ------   ------    ------
Income before income taxes,
  extraordinary item and fixed charges          (37,626)   56,734   31,913   32,236    26,936
                                               ========    ======   ======   ======    ======
Fixed Charges:

Amortization of debt issuance costs               1,640     1,609      570      122        60
Interest expense                                 15,358    22,787    9,696    4,393     2,472
Interest component of rental expense              3,669     3,908    1,371      831       452
                                               --------    ------   ------   ------    ------
Total fixed charges                            $ 20,667    28,304   11,637    5,346     2,984
                                               ========    ======   ======   ======    ======


Earnings to fixed charges ratio                      --      2.00x    2.74x    6.03x     9.03x
Deficiency                                     $ 58,293        n/a      n/a      n/a       n/a
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